February 20, 2001


59 Wall Street Fund, Inc.
21 Milk Street
Boston, Massachusetts 02109

         Re:  59 Wall Street International Equity Fund

Dear Sirs:

     This letter agreement (the "Agreement") confirms the agreement of 59 Wall Street Administrators, Inc. ("59 Wall Street Administrators") and The 59 Wall Street Fund, Inc. (the "Corporation") (collectively, the "Parties").

         59 Wall Street Administrators hereby agrees to pay all of the operating expenses of the Class I shares of The 59 Wall Street International Equity Fund (the "Fund"), as described in the Prospectus and/or Statement of Additional Information for the Fund included as part of the Corporation's currently effective Registration Statement on Form N-1A (the "Registration Statement"), other than (i) fees paid under the Administration Agreement between the Corporation and Brown Brothers Harriman Trust Company, LLC (the "Administrator") referred to in the Registration Statement (the "Administration Agreement") and
(ii) expenses relating to the organization of the Fund.

         The Corporation hereby agrees to pay to 59 Wall Street Administrators a fee with respect to the Class I shares of the Fund in an amount, estimated and accrued daily and paid monthly, to be determined from time to time by the Parties; provided, however, that immediately after any such payment the aggregate expenses of the Fund's Class I shares shall not in any event exceed, on a per annum basis, 1.10% of the average daily net assets attributable to Class I shares. The payments described herein are separate from, and in addition to, the fees payable to the Administrator under the Administration Agreement.

         This Agreement shall be effective as of the date hereof and shall terminate on October 31, 2004, unless sooner terminated by mutual agreement of the Parties or pursuant to the following sentence. In the event that the Administration Agreement shall cease to be in full force and effect, 59 Wall Street Administrators may, at its option, upon not less than 30 days nor more than 60 days written notice to the Corporation, terminate this Agreement.

         If the foregoing correctly sets forth our agreement, kindly so confirm by signing the enclosed counterpart of this letter in the space indicated for signature on behalf of the Corporation below.

                                          Very truly yours,

                                             59 WALL STREET ADMINISTRATORS, INC.



                                          By:     /s/ PHILIP W. COOLIDGE
                                                  Philip W. Coolidge, President

Agreed:

THE 59 WALL STREET FUND, INC.



By:      /s/JOSEPH V. SHIELDS, JR
         Joseph V. Shields, Jr., Chairman